LOCK-UP AGREEMENT


                                 August 25, 1998


JTH Tax, Inc.
260 Potters Road
Virginia Beach, VA  23452

Ladies and Gentlemen:

      The undersigned understands that you are the issuer of a public offering of Class A Common Stock, $1.00 par value (the "Common Stock") that will be offered and sold by John K. Seal, a director, Vice President and Treasurer of JTH Tax, Inc. (the "Company") pursuant to the Company's Registration Statement on Form SB-2, Registration No. 333-58085, as filed with the Securities and Exchange Commissioner June 30, 1998, as amended (the "Offering").

      As of the date of this Lock-up Agreement (the "Agreement"), the undersigned owns 226,150 shares of the Company's Common Stock; 136,150 shares of Class A Common Stock and 90,000 shares of Class B Common Stock which is convertible into shares of Class A Common Stock. These Shares are considered promotional shares pursuant to the North American Securities Administrators Association Statement of Policy Regarding Promotional Shares and Statement of Policy Regarding Corporate Securities Definitions (the "Policies"). Pursuant to the Policies, 88,074 shares will be subject to the provisions of this Agreement (the "Promotional Shares"). The undersigned also intends to purchase shares of Class A Common Stock in the Offering (the "Offering Shares").

      In consideration for the Company's agreement to make the Offering and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agrees, for the Lock-Up Period as defined below, not to, directly or indirectly, (i) offer, pledge to secure any obligation due within the Lock-Up Period, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option for the sale of, or otherwise dispose of or transfer (other than a disposition or transfer by gift to an immediate family member or by will, the laws of descent and distribution, the operation of law or by any court of competent jurisdiction and proper venue, pursuant to which the acquiror or transferee is subject to the restrictions on disposition and transfer set forth in this Lock-Up Agreement to the same extent as the undersigned) any Promotional or Offering Shares or any securities convertible into or exercisable or exchangeable for Promotional or Offering Shares or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Promotional or Offering Shares, whether any such swap or transaction described in clause (i) or
(ii) above is to be settled by delivery of Promotional or Offering Shares or such other securities, in cash or otherwise (the "Restrictions").


      The Promotional and Offering Shares shall be subject to the above restrictions for a period of two years from the date of completion of the Offering with the exception that one year after the completion of the Offering, 2,202 Promotional Shares may be released from the Restrictions and 2,202 additional Promotional Shares may be released from the Restrictions 90 days thereafter, 2,202 additional Promotional Shares may be released from the Restrictions 180 days thereafter, 2,202 additional Promotional Shares may be released from the Restrictions 270 days thereafter and the remainder of the Promotional Shares as well as the Offering Shares may be released from the Restrictions on the second anniversary of the completion of the Offering (the "Lock-up Period").

      The undersigned also holds 5000 options to purchase shares of the Common Stock (the "Option Shares"). The Option Shares shall also be subject to the Restrictions for the Lock-Up Period.

      The undersigned understands that the Promotional, Offering and Option Shares will be released from the Restrictions, and this Agreement and all obligations thereunder will be terminated in the event that:

      1. the Offering is terminated and no securities are sold pursuant thereto; or

      2. the Common Stock becomes a "Covered Security" as defined in Section 18(b)(1) of the Securities Act of 1933.


      Furthermore, the undersigned hereby agrees and consents to the entry of a legend upon the Promotional, Offering and Option Shares to evidence the prohibition against the transfer of such shares held by the undersigned except in compliance with this Lock-Up Agreement.


                                                      Very truly yours,



                                    __________/s/______________
                                                      John T. Hewitt


Accepted as of the date first set forth above:


JTH TAX, INC.


BY:   /s/
      Donna Halligan
sweisba\jth\lockup.hew




Securities and Exchange Commission
August 26, 1998
Page 1